Exhibit 10.18

As Amended and Restated 10/01/2004

BURLINGTON NORTHERN SANTA FE SALARY EXCHANGE OPTION PROGRAM

1.	Authority to Adopt. This program (the “Program”) has been adopted by the Compensation and Development Committee (the “Committee”) of the Board of Directors of Burlington Northern Santa Fe Corporation (the “Company”) pursuant to its authority to promulgate rules for the administration and operation of the Burlington Northern Santa Fe 1999 Stock Incentive Plan (the “Plan”) for non-qualified stock option grants. This Program is effective January 1, 1999.

2.	Purpose. The purpose of this Program is to enable the Committee and its designated representatives to grant stock option awards (“Exchange Option Grants”) to key employees in exchange for the employees’ elective reduction of compensation otherwise payable to them, including cash compensation and other forms of compensation designated by the Committee (“Elective Compensation”).

3.	Eligibility. The Committee shall designate key employees or classes of eligible employees (the “Eligible Participants”) who shall be eligible to receive an Exchange Option Grant in exchange for foregoing Elective Compensation.

4.	Amount of Elective Compensation. Unless the Committee shall designate another amount of Elective Compensation as to any Eligible Participant, each Eligible Participant may elect to exchange all or any portion of the following element of compensation for an Exchange Grant:

Up to 25% of such Eligible Participant’s annual base salary for a calendar year up to three consecutive calendar years, to be deducted ratably with a minimum election of $5,000 for any calendar year.

5.	Method of Election. An Eligible Participant who wishes to receive an Exchange Option Grant (an “Electing Participant”) must deliver to the Vice President – Human Resources and Medical a written irrevocable election in a form acceptable to the Executive Vice President Law & Government Affairs and Secretary of the Company specifying the amount of Elective Compensation the Electing Participant wishes to forego (the “Canceled Compensation”), on the earlier of the date established by the Committee from time to time or December 31 of the year prior to the year in which the compensation is earned.

6.	Date of Grant. For elections filed in accordance with paragraph 5 prior to December 1, 1999, and unless otherwise determined by the Committee, the

Exchange Grant will be issued January 1 of the year in which the Canceled Compensation is to be earned. For elections filed in accordance with paragraph 5 after December 1, 1999, and unless otherwise determined by the Committee, the Exchange Grant will be issued January 1 of the year in which the Canceled Compensation is to be earned; provided that if the grant is in exchange for Canceled Compensation otherwise payable over a period of more than one year, then the Exchange Grant shall be issued on the first day of the multiple-year period.

7.	Terms of Grant. Each Exchange Option Grant shall be granted at the Fair Market Value as defined in the Burlington Northern Santa Fe 1999 Stock Incentive Plan on the date of grant in an amount equal to 450 option shares for each $1,000 of Canceled Compensation. Such Exchange Option Grants shall become exercisable one year from the date of grant; provided that in the event of an election to forego compensation for multiple years, such Exchange Option Grant shall become exercisable ratably over the number of years for which an election is made beginning one year from date of grant based upon the Canceled Compensation for each year divided by the total amount of Canceled Compensation. Such options shall have a term of ten years and shall be subject to the terms and conditions of the Burlington Northern Santa Fe 1999 Stock Incentive Plan. In the event a participant wishes to terminate an election that was filed in accordance with paragraph 5 prior to December 1, 1999, he or she may do so in respect to Elective Compensation for all future calendar years covered by such election, and such portion of the Exchange Option Grant related to such compensation shall be immediately forfeited; provided that no such termination shall be permitted with respect to elections filed in accordance with paragraph 5 after December 1, 1999.

8.	Reloads. Reload options are hereby granted to senior executives and to individuals in Salary Band 36 and above in respect to Exchange Option Grants, subject to the terms and conditions of the Plan, in respect to options granted under current or predecessor plans of the Company or its affiliates; provided a) that only two reloads on each option grant is permitted; b) that reloads are only available to current and actively employed individuals at the time of exercise of the Exchange Option Grant; and c) that reload rights are transferable to the same extent as option rights.

9.	Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee shall have the right, prior to the grant date, to override an election in whole or in part. If the Committee overrides an election in whole or in part, the Company shall reinstate the amount of the Canceled Compensation related thereto.

10.	Unvested Stock Options.

a) In the event that a participant with an Exchange Option Grant resigns or is terminated for Cause, the full amount of the Exchange Option Grant shall be forfeited.

b) In the event that a participant with an Exchange Option Grant dies, all restrictions shall lapse and the full amount of the Exchange Option Grant shall be exercisable.

c) In the event that a participant with an Exchange Option Grant terminates due to Disability, Retirement or is involuntarily terminated by the Company other than for Cause, any portion of the outstanding award that is not exercisable shall be vested to the extent compensation for such options has been foregone and the award shall remain exercisable in accordance with the terms and limitations of the Plan.

d) The Change in Control provisions set forth in the Plan shall apply to all grants of stock options issued pursuant to this Program or as such Change in Control provisions may be modified by the Committee in its sole discretion prior to the date of an Exchange Option Grant, but in no event shall these Exchange Option Grants be available under any Change in Control agreement that has become effective prior to the date of a grant hereunder.

11.	Grant Terms. The grant shall be issued from authorized, but unissued shares or from treasury shares.

12.	Amendments. This Program may be amended or terminated at any time by resolution of the Committee, provided that amendments which do not increase benefits may be approved by the Chief Executive Officer of the Company, who shall report the changes to the Chairman of the Committee.

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